Exhibit 99.2

AMENDMENT NO. 6 TO PREFERRED SHARES RlGHTS AGREEMENT

THIS AMENDMENT NO. 6 TO PREFERRED SHARES RJGHTS AGREEMENT (this "Amendment"), dated as of March 30, 2023, is between BAB, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, LLC (" AST"), as successor to 1ST Shareholder Services as successor Rights Agent ("IST").

WHEREAS, the Company has selected AST to succeed IST as _Successor Rights Agent under the Preferred Shares Rights Agreement between the Company and 1ST, dated May 6, 2013 and AST has agreed to so act as successor Rights Agent; and

WHEREAS, pursuant to Section 27 of the Preferred Shares Rights Agreement, the Company desires to amend the Preferred Shares Rights Agreement in order to revise the Final Expiration Date as set forth below;

NOW, THEREFORE, the Preferred Shares Rights Agreement is hereby amended as follows:

l.	Section l (y) "Final Expiration Date" is hereby amended in its entirety to read as follows:

(y) "Final Expiration Date" means the fourteenth anniversary of the date of this Agreement.

2.	Certification.

The Company certifies that this Amendment complies with Section 27 of the Rights Agreement.

3.	Effectiveness.

This Amendment shall be deemed effective as of March 30, 2023. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.	Miscellaneous

This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be duly executed as of the date set forth above.

BAB, INC.

By:	/s/ Michael K. Murtuagh
Name: Michael K. Murtaugh
Title: General Counsel and Secretary

AMERJCAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/
Name:
Title: Senior Vice President